Exhibit 10.3

Transportation as a Service www.evtaas.com

Form of Employee Restrictive Covenant Agreement

D. RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is entered into by and between ev Transportation Services, Inc. (“Employer”), and xxxxxxxxxx (“Employee”) on the last date set forth below.

In consideration of the mutual promises and covenants in this Agreement and other good and valuable consideration, including, but not limited to, the employment or continued employment of Employee, the parties hereby agree as follows:

I. Employer’s Protectable Interest. Employee recognizes that Employer is engaged in a highly competitive business. Employee acknowledges that during employment by Employer, Employee may or will be privy to, have access to or acquire “Confidential Information” (as defined in the following paragraph) of Employer. Employee acknowledges that each and every component of the Confidential Information constitutes a protectable business interest and trade secret of Employer, has been developed by Employer and/or its customers and suppliers at significant effort and expense, and is sufficiently secret to derive economic value from not being generally known to other persons, and that maintaining the confidentiality of the Employer’s Confidential Information is critical to Employer’s ability to maintain its position in the market.

II. Reasonable and Voluntary: Employee acknowledges that Employer has customers, provides services and operates in multiple states across the United States and globally. By accepting a position with Employer or continuing employment, Employee understands and agrees that the restrictions set forth in this Agreement are necessary and tailored to meet Employer’s legitimate business interests, that the restrictions are fair and reasonable in all respects, and that Employee’s employment and/or continuing employment with Employer is sufficient consideration for the obligations under this Agreement. Employee agrees that Employer has and will invest valuable time and resources to develop, train, and educate Employee and to build Employee’s relationships with its customers and that the restrictions contained in this Agreement are necessary to protect those investments and prevent unfair competitive advantage. Employee has contemplated the effect that these restrictions may have upon his/her termination from Employer and that it will be necessary to structure Employee’s future employment, activities and operations so as to prevent a violation of this Agreement.

III. Confidential Information Employer and Employee agree that “Confidential Information” constitutes information not otherwise publicly available and shall include, but not be limited to all of Employer’s:

(a) trade secrets and proprietary information, past, current and planned research and development, test data, procedures, methods, formulation techniques, process formulas, tools, machinery, equipment, technical or business innovations, plans, property, drawings or pictures, catalogues, historical, current and planned manufacturing methods and processes, data bases and all form of computer hardware and software, computer programs and information stored in those programs, internet and website passwords, trade secrets and know-how embodied in writings, drawings, models, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, and contracts;

(b) “Innovations” which means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship (including, but not limited to, software source code), information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws) and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical or engineering developments, discoveries, artwork, software, coding and designs;

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(c) price lists, market studies, marketing, sales and advertising techniques, training, education, certification or licensing, computer database technologies, systems, coding, programs, structures and architectures, historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, contracts, general policies with regard to mark-up and discounts on products and services sold by Employer, specific mark-ups and discounts given to specific customers, past and planned bids for supplying products and services and strategies regarding its bids and sales, management process, hiring decisions and plans for expansion of its business, including possible acquisitions or purchases.

(d) customers, including, but not limited to, all information concerning the business or affairs of customers, customer lists, contact information and customers’ data, requirements, pricing, communications, contracts, lists of prospective customers, information relating to the existing and future needs of Employer’s existing and prospective customers, policies and methods of handling and servicing its clients

(e) suppliers, vendors and/or other third parties with which Employer does business, including, but not limited to, lists, contact information, pricing methods, manufacturers actual prices for products sold by Employer and contracts, current and proposed marketing strategies and plans;

(f) information not available to competitors of Employer, the use or disclosure of which might reasonably be construed to be contrary to the interests of Employer or give other persons or entities to whom such information is disclosed a competitive advantage over Employer;

(g) operational and/or administrative rules, policies, procedures, books, records, financial and accounting statements, employment information, records and personnel files, and other information regarding the operation and administration of Employer; and

(h) notes, analyses, compilations, studies, summaries and other material prepared by the Employee to the extent containing or based, in whole or in part, upon any information included in the foregoing to which Employee may have access.

In the event Employee has any question or doubt as to whether any information or document is Confidential Information, Employee agrees to request a determination in writing from the CEO of Employer as to whether the information or document is confidential. The Employee agrees not to disclose any information or document while awaiting a determination as to whether the information or document is confidential.

IV. Nondisclosure of Confidential Information Employee shall, during the course of Employee’s employment, and at all times thereafter, hold and maintain the Confidential Information in the strictest confidence and not, directly or indirectly, intentionally or unintentionally, reveal, report, publish, disclose, upload, disseminate, divulge, discuss, modify, use or transfer, at any time, any Confidential Information which Employee has acquired or become privy to in the course of employment with Employer, except in the proper performance of Employee’s employment responsibilities. Employee also agrees to comply with all customer requirements for maintaining the confidentiality of customers’ confidential information.

V. Return of Confidential Information. Upon termination of their employment with Employer, for any reason, Employee shall promptly return to Employer all Confidential Information, whether in paper, electronic or any other format.

VI. Disclosure to Prospective Employers. Employee consents and agrees that following the termination of Employee’s employment, whether voluntary or involuntary, and if Employer is made aware of a breach of this non-disclosure agreement, Employer may contact any of Employee’s subsequent or prospective employers to advise the subsequent or prospective employer of Employee’s continuing obligations under this Agreement.

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VII. Reporting Violations. Employee agrees that if Employee becomes aware of any violation of this agreement by any other person or entity, Employee will immediately report any such violation to the CEO of Employer.

VIII. Federal Statute Protection. Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to his/her attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

IX. Inventions. Employee agrees that any and all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) created, made and/or conceived by Employee, or by the Employer, as a direct result of their employment with Employer, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, shall be the sole and exclusive property of Employer. All Employee work product (including without limitation, all writings, documents, data and computer programs) developed by Employee during their term of employment, and/or by Employer in connection with the Invention(s) (collectively referred to as “Work Product”) shall be deemed “work for hire” as defined in the applicable copyright laws and shall also be and remain the sole and exclusive property of Employer. Employee shall promptly disclose all Inventions to the Company, and hereby transfers and assigns all right, title and interest in the Invention(s), and the Work Product (whether determined to be work for hire or not) and all derivative works in all media now known or hereafter developed (including without limitation, copyrights, moral rights, trademarks, service marks, patents, know how, and any renewal rights therein) to Employer. Employee further agrees to prepare and/or execute any and all necessary documentation (including but not limited to powers of attorney, affidavits, patent applications and copyright registrations) and to take any further action, even after the termination of their employment, to register (and/or maintain or enforce) any applicable proprietary rights in the name of Employer and to assign any such proprietary rights to Employer. Employee hereby appoints Employer as Employee’s attorney-in-fact to execute on Employee’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions. Employee further agrees that he or she will never make any use, of any nature whatsoever, of the Inventions, Work Product, derivative works or any other Employer intellectual property. The decision whether to commercialize or market any Inventions is within the Employer’s sole discretion and for the Employer’s sole benefit, and no royalty or other consideration will be due Employee as a result of the Employer’s efforts to commercialize or market such Inventions. If in the course of Employee’s employment with the Employer, Employee incorporates into any Employer product, process or machine a prior Invention owned by Employee or in which Employee has an interest, Employer is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine.

X. Non-Competition Obligations. To further protect the legitimate business interests of the Employer, including the Employer’s protected interests in Confidential Information, Employee expressly covenants and agrees that during Employee’s term of employment with Employer, Employee shall not directly or indirectly, on Employee’s behalf (in any capacity), or on behalf of any other person or business compete or attempt to compete against Employer’s business or otherwise work for or provide services, which are the same as or similar to the services Employee performed for Employer, to or for any entity which is in direct competition with Employer within the United States, unless approved in writing by Employer. If Employee wishes to work for an entity which is in direct competition with Employer, Employer has the right to compensate Employee for up to a period of six (6) months in lieu of Employee accepting such employment.

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XI. Customer and Employee Non-Solicitation. To further protect the Employer’s legitimate business interests, Employee will not during the term of employment hereunder:

(a)  provide, attempt to provide or assist others in providing any services to any of Employer’s customers with whom Employer had a relationship at any time during Employee’s employment with Employer without written consent from Employer

(b) attempt to or persuade, induce, interfere with, cause or provide assistance to others that results in any of Employer’s customers with whom Employer had a relationship at any time during Employee’s employment with Employer to end their relationship with, cease doing business with or otherwise cease receiving any services from Employer; and

(c) directly or indirectly ~~offer employment to or~~ enter into a Employee relationship with any person who is or was an Employee of Employer or induce or attempt to induce any Employee of Employer to leave his or her employment or relationship with Employer for any reason.

XII. Extension of Covenants. In the event of the violation by Employee of any one or more of the covenants contained in the above paragraphs regarding Non-Competition Obligations, Customer and Employee Non-Solicitation, it is agreed that the terms of each such covenant so violated shall be automatically extended for a period of six (6) months from the date on which Employee permanently ceases such violation or for a period of six (6) months from the date of entry by a court of competent jurisdiction of a final order or judgment enforcing such covenants(s), whichever period is later.

XIII. Return of Employer Property. Employee agrees that all property belonging to Employer will be immediately returned to Employer upon termination of Employee’s employment for any reason, including but not limited to, keys, locks, passwords, pass codes, personal identification numbers, hardware, software, letters, handbooks, manuals, credit cards, originals and all copies of all documents, books, binders, records, materials, memoranda and other data constituting or pertaining to Confidential Information, in any form, within Employee’s possession, custody or control, including all copies of documents sent by electronic mail or otherwise to any personal computer owned or other devise owned or accessed by Employee.

XIV. Injunctive Relief. Employee acknowledges that full compliance with the provisions of this Agreement is necessary to protect the business and goodwill of Employer and that any breach ~~or~~ of these restrictions on the part of Employee will result in irreparable and continuing damage to Employer for which money damages may not provide adequate relief. Therefore, in the event of any breach of this Agreement, and in addition to any and all other legal and equitable remedies which may be available, Employer shall be entitled, if it so elects and to the extent permissible under applicable law, to seek preliminary and/or permanent injunctive relief. Employee agrees that such injunctive relief shall not waive or otherwise affect any claims for damages incurred by Employer in connection with such violations or threatened violations. In the event of a breach or of this Agreement, Employee shall forfeit any entitlement to any bonus payments which may be owed to Employee by Employer.

XV. Non-Disparagement. Employee agrees that during and after Employee’s term of employment with Employer, Employee will not take any actions which would be disruptive of Employer’s workplace. Employee agrees not to disparage Employer to anyone at any time. Employee agrees that Employee will not make, issue, or release any statement or remark derogatory, defamatory or disparaging of Employer and will not influence or attempt to influence anyone else to do so. This includes, without limitation remarks to the public, to Employer’s customers, and to Employer’s suppliers, and includes verbal remarks and written remarks, including, without limitation, postings on websites, bulletin board, and e-mails.

XVI. Miscellaneous

(a) Interpretation of Agreement and Severability. If any portion or portions of this Agreement shall be found, for any reason, to be invalid or unenforceable, the remaining portions shall nevertheless be valid, enforceable and carried into effect. All periods of time and geographical limitations contained in this Agreement shall be construed by any court of competent jurisdiction to render these restrictions enforceable to the greatest extent permissible. If any court determines that any of the covenants contained in this Agreement, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form.

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(b) At-Will Employee. Employee acknowledges and agrees that he or she is contracted in an at-will capacity and that nothing in this Agreement modifies or alters the fact that Employee is contracted at-will and is subject to termination at any time, with or without cause or notice.

(c) Waiver of Breach. Any failure by Employer to enforce any provision of this Agreement shall not operate as, or be construed as, a waiver by Employer of its right to enforce this Agreement in the event of a later subsequent breach by Employee of any provision in this Agreement.

(d) Attorney’s Fees and Costs. In any action to enforce this Agreement, the prevailing party shall be entitled to their attorney’s fees and costs, including fees and costs on appeal.

(e) Waiver of Jury Trial. The parties expressly waive any right they may have to a jury trial in the event of any litigation arising out of this agreement and Employee’s employment with Employer.

(f) Assignment. This Agreement is personal to Employee and Employee may not assign his other interest in or delegate his or her duties under this Agreement. The Company may assign its rights and obligations under this Agreement in whole or in part to any one or more affiliates, related entities, successors, purchasers or assigns. The obligations of Employee shall inure to the benefit of the Company’s successors and assigns.

(g) Survivability. The restrictive covenant provisions contained in this Agreement shall survive the termination of Employee’s employment with Employer.

(h) Consultation with Counsel. Employee acknowledges that he or she has had the opportunity to consult with his or her own professional advisors, attorneys and accountants regarding the terms and conditions of this Agreement.

(i) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties with respect to its subject matter of confidentiality and non-solicitation and supersedes all prior and contemporaneous agreements, express or implied, oral or written, except as contained in it. This Agreement may not be amended except in writing signed by both parties. Notwithstanding the foregoing, nothing in this Agreement will limit the generally applicable policy, practice, plan or the terms of any manual or handbook applicable to Employer’s Employees generally.

(j) Choice of Law, Venue and Jurisdiction. This Agreement was executed and delivered in the Commonwealth of Massachusetts and shall be construed and enforced in accordance with the laws of Massachusetts. In the event of any litigation relating to this Agreement, the parties agree that the exclusive venue and jurisdiction shall be the circuit courts of Middlesex County, Massachusetts.

(k) Signing in Counterpart. This Agreement may be signed in counterpart, with signature pages copied and/or faxed to the other party. Upon signing by all Parties, this Agreement shall constitute one complete agreement.

(l) Captions. Captions to paragraphs and sections of this Agreement have been included solely for the sake of convenient reference and are entirely without substantive effect.

[Signature Page Follows]

Transportation as a Service www.evtaas.com

[Signature Page to Restrictive Covenant Agreement]

Signed this _____ day of ________________, ______________.

Employee:	Employer:

ev Transportation Services, Inc.

By:
xxxxxxxx	Name: